Exhibit 10.8

Dividend Return Program of Jinko Solar Co., Ltd. for Three Years after IPO

In view of the fact that Jinko Solar Co., Ltd. (hereinafter referred to as “Company”) intends to apply for an initial public offering of shares and listing on the STAR Market, this Dividend Return Program is developed by the Board of Directors of the Company in order to protect the interests of shareholders, clarify the return of reasonable rights and interests of new and existing shareholders after the IPO, further refine the provisions on profit distribution policy in the Articles of Association of Jinko Solar Co., Ltd. (hereinafter referred to as “Articles of Association”), increase the transparency, predictability and operability of profit distribution decisions, and facilitate shareholders' supervision of the Company’s operation and distribution:

I. Considerations for the Development of Dividend Return Program

The Dividend Return Program shall focus on the sustainable development of the Company and take into account the actual operation of the Company, future development goals, shareholders’ willingness & requirements, social funding costs, external financing environment, current and future profit scale, cash flow status, development stage, project investment fund requirements, financing for this IPO, bank credit and debt financing environment etc. The Company shall establish a continuous, stable and scientific return mechanism for investors and maintain the continuity and stability of the profit distribution policy.

II. Development Principles of Dividend Return Program

The Dividend Return Program of the Company shall be developed according to the sustainable and stable profit distribution policy in combination with the actual situation of the Company, and with full consideration to the opinions of the shareholders (especially the minority shareholders), independent directors and supervisors through various channels.

III. Specific Policies on Profit Distribution

1. Form of Profit Distribution

The forms of dividend distribution mainly include cash, stock and a combination of cash and stock. Under the premise that the requirements for cash dividend are met, the Company shall give priority to cash dividend for profit distribution; alternatively, the Company may adopt stock or a combination of cash and stock to distribute dividends according to the Company’s cash flow status, business growth, net asset per share and other reasonable factors.

2. Interval for Profit Distribution

The Company generally makes dividends on an annual basis, and the Board of Directors may also propose interim cash dividends in accordance with the Company’s fund requirements.

3. Requirements and Proportion of Cash Dividends

If the Company realizes profit in the current year, the accumulated profit distributed in cash in the last three years shall not be less than 30% of the average annual distributable profit realized in the last three years, provided that there is no significant investment plan or significant cash expenditure after the legal accumulation fund and surplus accumulation fund are withdrawn by law.

Significant investment plan or significant cash expenditure refers to one of the following circumstances:

(1) The cumulative expenditure of the Company’s proposed outward investment, acquisition of assets or purchase of equipment in the next 12 months reaches or exceeds 30% of the Company’s latest audited net assets and exceeds RMB 50 million.

(2) The cumulative expenditure of the Company’s proposed outward investment, acquisition of assets or purchase of equipment in the next 12 months reaches or exceeds 10% of the Company’s latest audited total assets.

The Board of Directors of the Company shall distinguish the following circumstances in accordance with the characteristics of the industry to which the Company belongs, its stage of development, its own business model, profitability level and whether there are significant fund expenditure arrangements, and propose a differentiated cash dividend policy as per the procedures stipulated in the Articles of Association:

(1) If the Company is in a matured stage of development but has no significant fund expenditure arrangements, the minimum proportion of cash dividends in the profit distribution shall be 80%.

(2) If the Company is in a matured stage of development and has significant fund expenditure arrangements, the minimum proportion of cash dividends in the profit distribution shall be 40%.

(3) If the Company is in a growth stage and has significant fund expenditure arrangements, the minimum proportion of cash dividends in the profit distribution shall be 20%.

If it is not easy to distinguish the development stages of the Company but there are significant fund expenditure arrangements, it can be handled with reference to the preceding provision.

4. Stock Dividends

Under the premise of ensuring the full amount of cash dividend distribution, the Company may increase the distribution of stock dividends and capital accumulation fund converted into increased capital, taking into account the willingness and requirements of shareholders. The specific plan shall be submitted to the general meeting of shareholders for approval after consideration by the Board of Directors. The Company shall satisfy the following requirements for the issuance of stock dividends:

(1) The Company is in good operating condition;

(2) The Company’s stock price does not match the Company’s equity scale and the issuance of stock dividends is beneficial to the overall interests of all shareholders of the Company;

(3) The ratio of cash dividends to stock dividends issued is in accordance with the provisions of the Articles of Association.

(4) Other requirements stipulated by laws, administrative regulations, departmental rules and normative documents.

5. Use of Undistributed Profits

The Company will use the undistributed profits prudently and reasonably. The undistributed profits will be mainly used for major investments and cash outlay such as outward investments, acquisition of assets and purchase of equipment, so as to gradually expand the scale of the Company’s production and operation, promote the rapid development of the Company’s business and continuous growth of its operating results, achieve the Company’s future development goals in a planned and systematic manner, and provide more returns to the Company’s shareholders.

IV. Decision-making Procedure and Mechanism of Profit Distribution Program

Before the publication of the annual report or semi-annual report, the Board of Directors shall carefully study and demonstrate the timing, requirements and minimum proportion of the Company’s cash dividends, the adjustment of the profit distribution program, develop the annual or semi-annual profit distribution proposal and have it approved by a majority vote of the Board of Directors in accordance with the Company’s profit distribution program as well as the Company’s current production and operation status, cash flow status, future business development plan and demand for fund use, the status of making up for losses in previous years, and other factors, with a view to providing reasonable returns to shareholders. The independent directors shall express independent opinions on the profit distribution proposal.

After the profit distribution program is considered in the above procedures, it shall be submitted by the Board of Directors to the general meeting of shareholders for approval. The profit distribution program shall be approved by a majority of the votes held by the shareholders (including the shareholders’' proxies) attending the general meeting of shareholders. Before the specific cash dividend program is considered at the general meeting of shareholders, the Company shall take the initiative to communicate and exchange views with the shareholders, especially the minority shareholders, fully listen to the opinions and demands of the minority shareholders through various channels, and promptly respond to the concerns of the minority shareholders.

V. Adjustment of Profit Distribution Policy

If the Company needs to adjust the profit distribution policy according to the production and operation situation, investment planning and long-term development, the adjusted profit distribution policy shall be in conflict with the regulations of the securities regulators. The proposal to adjust the profit distribution policy requires prior consultation with the independent directors and the Supervisory Committee and submission to the general meeting of shareholders for approval after consideration by the Board of Directors of the Company. The proposal shall be approved by at least two-thirds of the votes held by the shareholders (including the shareholders’ proxies) attending the general meeting of shareholders, which will provide online voting access for public shareholders.

Jinko Solar Co., Ltd.

Date: June 21, 2021

4